Exhibit 10.18

SWS GROUP, INC. 2012 RESTRICTED STOCK PLAN
–AWARD AGREEMENT FOR EMPLOYEES (AUGUST 2014)
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 SWS GROUP, INC. 2012 RESTRICTED STOCK PLAN

RESTRICTED STOCK AGREEMENT
FOR EMPLOYEES (AUGUST 2014)

Grantee:
Address:

Number of Awarded Shares:
Date of Grant:	August 20, 2014

Vesting of Awarded Shares:	Date	No. Shares	Vested %
	August 20, 2015		33⅓%
	August 20, 2016		33⅓%
	August 20, 2017		33⅓%
Total			100%

SWS Group, Inc., a Delaware corporation (the "Company"), hereby grants to the individual whose name appears above ("Grantee"), pursuant to the provisions of the SWS Group, Inc. 2012 Restricted Stock Plan, as amended from time to time in accordance with its terms (the "Plan"), a restricted stock award (this "Award") of shares (the "Awarded Shares") of its common stock, par value $0.10 per share (the "Common Stock"), effective as of the date of grant as set forth above (the "Grant Date"), upon and subject to the terms and conditions set forth in this Restricted Stock Agreement (this "Agreement") and in the Plan, which are incorporated herein by reference.  Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings assigned to them in the Plan.

1. EFFECT OF THE PLAN.  The Awarded Shares granted to Grantee are subject to all of the provisions of the Plan and of this Agreement, together with all rules and determinations from time to time issued by the Committee and by the Board pursuant to the Plan.  The Company hereby reserves the right to amend, modify, restate, supplement or terminate the Plan without the consent of Grantee, so long as such amendment, modification, restatement or supplement shall not materially reduce the rights and benefits available to Grantee hereunder, and this Award shall be subject, without further action by the Company or Grantee, to such amendment, modification, restatement or supplement unless provided otherwise therein.

2. GRANT.  This Award shall evidence Grantee's ownership of the Awarded Shares.  Grantee agrees that the Awarded Shares shall be subject to all of the terms and conditions set forth in this Agreement and the Plan, including, but not limited to, the forfeiture conditions set forth in Section 4 of this Agreement, the restrictions on transfer set forth in Section 5 of this

Agreement and the satisfaction of the Required Withholding as set forth in Section 9(a) of this Agreement.  Grantee acknowledges that he or she will not receive a stock certificate representing the Awarded Shares unless and until the Awarded Shares vest as provided in this Award and all tax withholding obligations applicable to the Vested Awarded Shares (as defined below) have been satisfied.  The Awarded Shares will be held in custody for Grantee, by the Company or in a book entry account with the Company's transfer agent, until the Awarded Shares have vested in accordance with Section 3 of this Agreement.  Upon vesting of the Awarded Shares, the Company shall, unless otherwise paid by Grantee as described in Section 9(a) of this Agreement, withhold that number of Vested Awarded Shares necessary to satisfy any applicable tax withholding obligation of Grantee in accordance with the provisions of Section 9(a) of this Agreement, and thereafter shall deliver or shall instruct its transfer agent to deliver to Grantee all remaining Vested Awarded Shares (as defined below).

3. VESTING SCHEDULE; SERVICE REQUIREMENT.

(a) Except as provided otherwise below, the Awarded Shares shall vest if Grantee does not experience a Termination of Service during the period commencing with the Grant Date and ending with the applicable date that such portion of the Awarded Shares vests (each, a "Vesting Date").  Awarded Shares that have vested pursuant to this Agreement are referred to herein as "Vested Awarded Shares" and Awarded Shares that have not yet vested pursuant to this Agreement are referred to herein as "Unvested Awarded Shares."  Subject to the provisions of Section 4 of this Agreement, if Grantee does not experience a Termination of Service prior to an applicable Vesting Date, thirty three and one-third percent (33⅓%) of the Awarded Shares will vest on the first Vesting Date; an additional thirty three and one-third percent (33⅓%) of the Awarded Shares will vest on the second Vesting Date; and the remaining thirty three and one-third percent (33⅓%) of the Awarded Shares will vest on the final Vesting Date, all as set forth on the first page of this Agreement under the heading "Vesting of Awarded Shares."  If an installment of the vesting would result in a fractional Vested Awarded Share, such installment will be rounded to the next higher or lower Awarded Share, as determined by the Company, except the final installment, which will be for the balance of the Awarded Shares.

(b) Notwithstanding anything to the contrary in this Agreement, (i) a  prorated portion of the Unvested Awarded Shares shall become Vested Awarded Shares on the death of Grantee or upon Grantee’s Disability (as defined in Section 3(c) of this Agreement), in each case, while Grantee is still an Employee, with such proration determined by multiplying the total number of Unvested Awarded Shares by a fraction, the numerator of which is the number of months from the previous Vesting Date (or the Grant Date if the termination occurs prior to the first Vesting Date) that the Grantee was an Employee, including the full month in which the Grantee’s death or Disability occurs, and the denominator of which is the number of months from the previous Vesting Date (or the Grant Date, if the termination occurs prior to the first Vesting Date) until August 20, 2017, with any Awarded Shares that do not become Vested Awarded Shares hereunder forfeited without any action by Grantee or payment by the Company, (ii) the Unvested Awarded Shares shall become fully vested on Grantee’s Termination of Service due to termination by the Company without Cause (as defined in Section 3(d) of this Agreement) at any time following the Merger (as defined in Section 3(e) of this Agreement),  (iii) the Unvested Awarded Shares shall become fully vested, in accordance with the provisions of Article 7 of the Plan, in the event of a Change in Control (other than the Merger), or (iv)  following the Merger

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or, if the Merger Agreement (as defined in Section 3(e) of this Agreement) is terminated without the consummation of the Merger in accordance with its terms,  the Unvested Awarded Shares shall become fully vested at any time at the direction and sole discretion of the Committee, vested in full or in part.

(c) “Disability” means a permanent disability within the meaning of Section 22(e)(3) of the Code, excluding, for purposes of this definition, the last sentence thereof.

(d) “Cause” means, with respect to Grantee, (i) plea of guilty or nolo contendere to a charge or commission of a felony or a crime requiring intent or involving moral turpitude; (ii) misappropriating or embezzling funds of (A) the Company or any of its affiliates or (B) a client or customer of the Company or any of its affiliates that are under the control of the Company or any such affiliate; (iii) intentionally pursuing interests of, or for the benefit of, a competitor to the detriment of the financial interests of the Company or its affiliates; (iv) willful failure or refusal to perform employment duties assigned to him or her by the Company; (v) gross negligence or willful misconduct in connection with the performance by Grantee of his or her duties and services as a service provider of the Company or its affiliates;  (vi) forfeiture or suspension of any license or certificate necessary for the performance of his or her duties; (vii) involvement in impermissible employment discrimination or failure to adhere to other material policies of the Company or its affiliates, including any code of conduct, as determined by the Company; or (viii) material breach of any obligations under a restrictive covenant agreement with the Company or its affiliates; provided that, other than in the case of the events described under clauses (i) and (ii), the Company shall provide Grantee with written notice specifying the circumstances alleged to constitute Cause, and, to the extent subject to cure, Grantee shall have 30 days following receipt of such notice to cure such circumstances to the Company’s reasonable satisfaction.

(e) “Merger” means the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of March 31, 2014, as may be amended from time to time, by and among the Company, Hilltop Holdings Inc., a Maryland corporation (“Hilltop”), and Peruna LLC, a Delaware limited liability company (the “Merger Agreement”).

4. CONDITIONS OF FORFEITURE.  Upon Grantee's Termination of Service (the "Termination Date") for any or no reason (other than due to Grantee's death or, following the Merger, termination by the Company without Cause), including but not limited to Grantee's voluntary resignation or termination by the Company with Cause at any time or, prior to the Merger, by the Company without Cause, before all of the Awarded Shares become Vested Awarded Shares, all Unvested Awarded Shares as of the Termination Date shall, without further action of any kind by the Company or Grantee, be forfeited.  Unvested Awarded Shares that are forfeited shall be deemed to be immediately transferred to the Company without any payment by the Company or action by Grantee, and the Company shall have the full right to cancel any evidence of Grantee's ownership of such forfeited Unvested Awarded Shares and to take any other action necessary to demonstrate that Grantee no longer owns such forfeited Unvested Awarded Shares automatically upon such forfeiture.  Following such forfeiture, Grantee shall have no further rights with respect to such forfeited Unvested Awarded Shares.  Grantee, by his acceptance of the Award granted pursuant to this Agreement, irrevocably grants to the Company a power of attorney to transfer Unvested Awarded Shares that are forfeited to the Company and

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agrees to execute any documents requested by the Company in connection with such forfeiture and transfer.  The provisions of this Agreement regarding transfers of Unvested Awarded Shares that are forfeited shall be specifically performable by the Company in a court of equity or law.

5. NON‑TRANSFERABILITY.  Grantee may not sell, transfer, pledge, exchange, hypothecate, or otherwise encumber or dispose of any of the Unvested Awarded Shares, or any right or interest therein, by operation of law or otherwise, except only with respect to a transfer of title effected pursuant to Grantee's will or the laws of descent and distribution following Grantee's death.  References to Grantee, to the extent relevant in the context, shall include references to authorized transferees.  Any transfer in violation of this Section 5 shall be void and of no force or effect, and shall result in the immediate forfeiture of all Unvested Awarded Shares.

6. DIVIDEND AND VOTING RIGHTS.  Subject to the restrictions contained in this Agreement, Grantee shall have the rights of a stockholder with respect to the Awarded Shares, including the right to vote all such Awarded Shares, including Unvested Awarded Shares, and to receive all dividends, cash or stock, paid or delivered thereon, from and after the date hereof.  In the event of forfeiture of Unvested Awarded Shares, Grantee shall have no further rights with respect to such Unvested Awarded Shares.  However, the forfeiture of the Unvested Awarded Shares pursuant to Section 4 hereof shall not create any obligation to repay cash dividends received as to such Unvested Awarded Shares, nor shall such forfeiture invalidate any votes given by Grantee with respect to such Unvested Awarded Shares prior to forfeiture.

7. CAPITAL ADJUSTMENTS; CORPORATE EVENTS; THE MERGER.

(a) If, from time to time during the term of this Agreement, there is any capital adjustment affecting the outstanding Common Stock as a class without the Company's receipt of consideration, the Unvested Awarded Shares shall be adjusted in accordance with the provisions of Article 10 of the Plan.  Any and all new, substituted or additional securities to which Grantee may be entitled by reason of Grantee's ownership of the Unvested Awarded Shares hereunder because of a capital adjustment shall be immediately subject to the forfeiture provisions of this Agreement and included thereafter as "Unvested Awarded Shares" for purposes of this Agreement.

(b) Without limiting Section 7(a) above, upon the Merger and without any further action on the part of Grantee or the Company, the Awarded Shares shall be converted into the number of shares of common stock, par value $0.01 per share, of Hilltop (“Hilltop Shares”), equal to the product of (i) the number of Awarded Shares multiplied by  (ii) the Exchange Ratio,  with the number of Hilltop Shares to be rounded to the nearest whole Hilltop Share.   “Exchange Ratio” means the sum of (A) the Per Share Stock Consideration plus (y) the quotient of (x) the Per Share Cash Consideration divided by (y) the Purchaser Closing Price (rounded to the nearest one ten thousandth).  “Per Share Stock Consideration,” “Per Share Cash Consideration” and “Purchaser Closing Price” have the meanings assigned to them in the Merger Agreement.

8. REFUSAL TO TRANSFER.  The Company shall not be required (a) to transfer on its books any Unvested Awarded Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or the Plan, or (b) to treat as owner of such Unvested Awarded Shares, or accord the right to vote or pay or deliver dividends or other

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distributions to, any purchaser or other transferee to whom or which such Unvested Awarded Shares shall have been so transferred.
9. TAX MATTERS.

(a) The Company's obligation to deliver Awarded Shares to Grantee upon the vesting of such shares shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements (the "Required Withholding").  If the Company has not received from Grantee a certified check or money order for the full amount of the Required Withholding by 5:00 P.M. Central Standard Time on the date Awarded Shares become Vested Awarded Shares, the Company shall withhold from the Vested Awarded Shares that otherwise would have been delivered to Grantee a number of Vested Awarded Shares necessary to satisfy Grantee's Required Withholding, and deliver the remaining Vested Awarded Shares to Grantee.  The amount of the Required Withholding and the number of Vested Awarded Shares to be withheld by the Company, if applicable, to satisfy Grantee's Required Withholding, as well as the amount reflected on tax reports filed by the Company, shall be based on the value of the Vested Awarded Shares as of 12:01 A.M. Central Standard Time on the applicable Vesting Date.  The obligations of the Company under this Award will be conditioned on such satisfaction of the Required Withholding.

(b) Grantee acknowledges that the tax consequences associated with the award are complex and that the Company has urged Grantee to review with Grantee's own tax advisors the federal, state, and local tax consequences of this Award.  Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  Grantee understands that Grantee (and not the Company) shall be responsible for Grantee's own tax liability that may arise as a result of the Award.  Grantee understands further that Section 83 of the Internal Revenue Code of 1986, as amended (the "Code"), taxes as ordinary income the fair market value of the Awarded Shares as of the Vesting Date.  Grantee also understands that Grantee may elect to be taxed at the Grant Date rather than at the time the Awarded Shares vest by filing an election under Section 83(b) of the Code with the Internal Revenue Service and by providing a copy of the election to the Company.  GRANTEE ACKNOWLEDGES THAT HE OR SHE HAS BEEN INFORMED OF THE AVAILABILITY OF MAKING AN ELECTION IN ACCORDANCE WITH SECTION 83(b) OF THE CODE; THAT SUCH ELECTION MUST BE FILED WITH THE INTERNAL REVENUE SERVICE (AND A COPY OF THE ELECTION GIVEN TO THE COMPANY) WITHIN THIRTY (30) DAYS OF THE GRANT DATE OF AWARDED SHARES TO GRANTEE; AND THAT GRANTEE IS SOLELY RESPONSIBLE FOR MAKING SUCH ELECTION.

10. ENTIRE AGREEMENT; GOVERNING LAW.  The Plan and this Agreement constitute the entire agreement of the Company and Grantee (collectively, the "Parties") with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Parties with respect to the subject matter hereof.  If there is any inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.  Nothing in the Plan and this Agreement (except as expressly provided therein or herein) is intended to confer any rights or remedies on any person other than the Parties.  The Plan and this Agreement are to be construed in accordance with and governed by the internal laws of the State of Texas, without giving effect to any choice‑of‑law or conflict of law rules that would

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cause the application of the laws of any jurisdiction other than the internal laws of the State of Texas to the rights and duties of the Parties.  The Parties waive application of any choice-of-law or conflict of law rules and agree that any such rules should not be applied to any dispute arising out of related to this Agreement.  Should any provision of the Plan or this Agreement relating to the Awarded Shares be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

11. INTERPRETIVE MATTERS.  Whenever required by the context, pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, or neuter, and the singular shall include the plural, and vice versa.  The term "include" or "including" does not denote or imply any limitation.  The captions and headings used in this Agreement are inserted for convenience and shall not be deemed a part of the Award or this Agreement for construction or interpretation.

12. DISPUTE RESOLUTION.  The provisions of this Section 12 shall be the exclusive means of resolving disputes of the Parties (including any other persons claiming any rights or having any obligations through the Company or Grantee) arising out of or relating to the Plan and this Agreement.  The Parties shall attempt in good faith to resolve any disputes arising out of or relating to the Plan and this Agreement by negotiation between individuals who have authority to settle the controversy.  Negotiations shall be commenced by either Party by a written statement of the Party's position and the name and title of the individual who will represent the Party.  Within thirty (30) days of the written notification, the Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to resolve the dispute.  If the dispute has not been resolved by negotiation within ninety (90) days of the written notification of the dispute, then, to the extent applicable, resolution of the dispute, shall be determined by arbitration.  Any arbitration under this Agreement shall be conducted pursuant to the federal arbitration act before the Financial Industry Regulatory Authority, Inc. or the Municipal Securities Rulemaking Board and in accordance with the rules then prevailing at the selected organization.  Grantee may elect in the first instance whether arbitration shall be by the Financial Industry Regulatory Authority, Inc. or the Municipal Securities Rulemaking Board, but if Grantee fails to make such election, by registered letter or telegram addressed to the Company at the Company's main office, before the expiration of ten (10) days after receipt of a written request from the Company to make such election, then the Company may make such election.  The arbitration award shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.  Further, neither of the Parties nor any other person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) the customer is excluded from the class by the court.  Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.  Arbitration shall be final and binding on the Parties.  The Parties are waiving their right to seek remedies in court, including the right to jury trial.  Pre-arbitration discovery is generally more limited than, and different from, court proceedings.  The arbitrators' award is not required to include factual findings or legal reasoning and a Party's right to appeal or seek modification of rulings by the arbitrators is strictly limited.

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The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.  If such arbitration provision is found inapplicable, then either Party may file suit and each Party agrees that any suit, action, or proceeding arising out of or relating to the Plan or this Agreement shall be brought in the United States District Court for the Northern District of Texas (or should such court lack jurisdiction to hear such action, suit or proceeding, in a Texas state court in Dallas County, Texas) and that the Parties shall submit to the jurisdiction of such court and agree that such courts have personal and subject matter jurisdiction over the Parties in relation to any dispute arising out of or related to this Agreement.  The Parties irrevocably waive, to the fullest extent permitted by law, any objection a Party may have to the laying of venue for and/or the jurisdiction of any such suit, action or proceeding brought in such court.  THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING.  If any one or more provisions of this Section 12 shall for any reason be held invalid or unenforceable, it is the specific intent of the Parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.  Nothing in this Section 12 prevents the Company or any of its assigns from seeking injunctive or other equitable relief against Grantee in any court of competent jurisdiction at any time and without participating in, or completing, any process described in this Section 12.

13. NATURE OF PAYMENTS.  Any and all grants or deliveries of Awarded Shares hereunder shall constitute special incentive payments to Grantee and shall not be taken into account in computing the amount of salary or compensation of Grantee for the purpose of determining any retirement, death or other benefits under (a) any retirement, bonus, life insurance or other employee benefit plan of the Company, or (b) any agreement between the Company and Grantee, except as such plan or agreement shall otherwise expressly provide.

14. NON‑SOLICITATION.  Grantee recognizes and agrees that: (a) prior to Grantee’s employment with Company or any Subsidiary,  Grantee had no substantive business or other relationships with any employees of the Company or any Subsidiary; (b) the Company or any Subsidiary has devoted a considerable amount of time, effort, training and expense to develop its employees and its relationships with its employees; (c) the Company’s or any Subsidiary’s business goodwill is a valuable asset to the Company and gives the Company a competitive advantage over others who do not have such goodwill; and (d) any damage to the Company’s business goodwill would cause irreparable harm to the Company for which there is no adequate remedy at law.  Thus, in exchange for the grant of this Award, Grantee hereby agrees that during Grantee's employment with the Company or any Subsidiary and for one year thereafter, Grantee shall not hire, solicit for employment, induce or encourage to leave the employment of the Company or any Subsidiary, on behalf of Grantee or any other person or entity, any person who is an employee of the Company or any Subsidiary.  If Grantee engages in any of the conduct prohibited by this Section 14, Grantee hereby agrees to pay the Company or the affected Subsidiary $50,000 for each such employee that leaves the employ of the Company or a Subsidiary within thirty (30) days after such employee leaves the employ of the Company or a Subsidiary.  The Parties agree that this amount is reasonable based on the difficulty of calculating damages as a result of the breach of this Section 14 and does not constitute a penalty.  The Parties further agree that the payment by Grantee of this amount does not prohibit Company from pursuing any other remedies available to it for any breach of this Section 14, including,

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without limitation, injunctive or other equitable relief, lost profits or other monetary damages, attorneys’ fees, costs and/or interest.

15. PAYMENT OF PAR VALUE.  In connection with the issuance of the Awarded Shares pursuant to this Agreement, the Board has determined that the Company has received consideration of not less than the aggregate par value of the Awarded Shares in the form of past services rendered by Grantee to the Company and/or one or more Subsidiaries.  Notwithstanding the foregoing, if Grantee is a newly hired Employee and the Award is made in connection with Grantee's commencement of employment, the requirement that the Company receive adequate consideration of not less than the aggregate par value of the Awarded Shares shall be waived and the Awarded Shares issued pursuant to this Agreement shall be made solely from shares of Common Stock held by the Company in its treasury.

16. SPECIFIC PERFORMANCE.  The Parties acknowledge that remedies at law will be inadequate remedies for breach of this Agreement and consequently agree that this Agreement shall be enforceable by specific performance.  The remedy of specific performance shall be cumulative of all of the rights and remedies at law or in equity of the parties under this Agreement.

17. GRANTEE’S REPRESENTATIONS.  Notwithstanding any of the provisions hereof, Grantee hereby agrees that he or she will not acquire any Awarded Shares, and that the Company will not be obligated to issue any Awarded Shares to Grantee hereunder, if the issuance of such shares shall constitute a violation by Grantee or the Company of any provision of any law or regulation of any governmental authority.  Any determination in this connection by the Company shall be final, binding, and conclusive.  The rights and obligations of the Company and the rights and obligations of Grantee are subject to all applicable laws, rules, and regulations.

18. AMENDMENT; WAIVER.  This Agreement may be amended or modified only by means of a written document or documents signed by the Company and Grantee.  Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board or by the Committee.  A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.

19. NOTICE.  Any notice or other communication required or permitted hereunder shall be given in writing and shall be deemed given, effective, and received upon prepaid delivery in person or by courier or upon the earlier of delivery or the third business day after deposit in the United States mail if sent by certified mail, with postage and fees prepaid, addressed to the other Party at its address as shown beneath its signature in this Agreement, or to such other address as such Party may designate in writing from time to time by notice to the other Party in accordance with this Section 19.

[Signature page follows.]

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THE COMPANY HAS CAUSED THIS AGREEMENT TO BE EXECUTED BY ITS DULY AUTHORIZED OFFICER, EFFECTIVE AS OF THE GRANT DATE SPECIFIED ABOVE.

SWS GROUP, INC.

By:

Name:

Title:

Address:

GRANTEE, TO EVIDENCE HIS OR HER CONSENT AND APPROVAL OF THE TERMS HEREOF, HAS EXECUTED THIS AGREEMENT, AS OF THE DATE SPECIFIED BELOW.  GRANTEE ACKNOWLEDGES AND AGREES THAT THE AWARDED SHARES SUBJECT TO THIS AWARD SHALL VEST AND THE FORFEITURE RESTRICTIONS SHALL LAPSE, IF AT ALL, ONLY DURING THE PERIOD OF GRANTEE'S EMPLOYMENT OR AS OTHERWISE PROVIDED IN THIS AGREEMENT (NOT THROUGH THE ACT OF BEING GRANTED THE AWARD).  GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT OR THE PLAN SHALL CONFER UPON GRANTEE ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF GRANTEE'S EMPLOYMENT.  Grantee acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Restricted Stock Award subject to all of the terms and provisions hereof and thereof.  Grantee has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of this Agreement and the Plan.  Grantee hereby agrees that all disputes arising out of or relating to this Agreement and the Plan shall be resolved in accordance with Section 12 of this Agreement.  Grantee further agrees to notify the Company upon any change in the address for notice indicated in this Agreement.

DATED:  SIGNED:
GRANTEE

Address:

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